                                                                    EXHIBIT 4(g)

                      AMENDMENT NO. 2 TO RIGHTS AGREEMENT
                      -----------------------------------

          AMENDMENT No. 2 dated as of January 22, 2001 (this "Amendment"), by and among Guest Supply, Inc., a New Jersey corporation (the "Company"), and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), a New Jersey limited liability company. (the "Rights Agent"), to that certain Rights Agreement dated as of July 15, 1988, as amended (as so amended, the "Agreement"), between the Company and the Rights Agent.

                              W I T N E S S E T H:
                              -------------------

          WHEREAS, simultaneously with the execution of this Amendment, the Company is entering into a Merger Agreement and Plan of Reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Merger Agreement"), with Sysco Corporation, a Delaware corporation ("Parent"), and Sysco Food Services of New Jersey, Inc., a Delaware corporation and wholly owned subsidiary of Parent ( "Merger Subsidiary"); and

          WHEREAS, the Company desires to exclude transactions provided for in the Merger Agreement from the events which would result in Parent or Merger Subsidiary becoming an Acquiring Person (as defined in the Agreement) or the triggering of the so-called "flip-in" or "flip-over" provisions of the Agreement; and

          WHEREAS, pursuant to Section 27 of the Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with Section 27 thereof; and

          WHEREAS, in order to effect the foregoing, the Company desires to make certain amendments to the Agreement; and

          WHEREAS, the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by each of them.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

          Section 1.  Section 1(a) of the Agreement is hereby amended by adding
          ---------
the following at the end thereof:

          "Notwithstanding the foregoing, neither Sysco Corporation, a Delaware corporation ("Parent"), nor any of its Affiliates or Associates shall become an Acquiring Person by reason of the acquisition by Sysco Food Services of New Jersey, Inc., a Delaware corporation (the "Merger Subsidiary"), Parent or any of Parent's wholly owned subsidiaries after January 22, 2001 of the
                                       8
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          Common Shares of the Company pursuant to, and in accordance with the terms of, that certain Merger Agreement and Plan of Reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, dated January 22, 2001 (including, without limitation, by way of the Offer, any Subsequent Offer, and the Merger), as the same may be amended from time to time in accordance with the terms thereof (as so amended, the "Merger Agreement") among Parent, Merger Subsidiary, and the Company."

          Section 2.  Clause (ii) of Section 3(a) of the Agreement is
          ---------
hereby amended by adding the following after the word "exchange" therein:

          "offer (other than the Offer and any Subsequent Offer (in each case as defined in the Merger Agreement); provided that the Offer (and any Subsequent Offer) is made pursuant to, and in accordance with the terms of, the Merger Agreement)"

          Section 3.  The first sentence of Section 13 of the
          ---------
Agreement is hereby amended by adding the following after the phrase "and in each such case" therein:

          "(other than in the case of the Merger (as defined in the Merger Agreement); provided that the Merger is consummated pursuant to, and in accordance with the terms of, the Merger Agreement)"

          Section 4.  The second sentence in the first paragraph of
          ---------
Section 18 of the Agreement is hereby amended by adding the word
"gross" following the phrase "incurred without" therein.

          Section 5.  The first paragraph of Section 18 of the
          ---------
Agreement is hereby amended by adding the following at the end thereof:

          "The indemnity provided herein shall survive the termination of this Agreement, the termination and the expiration of the Rights, and the resignation or removal of the Rights Agent. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company."

          Section 6. Section 20(c) of the Agreement is hereby amended
          ---------
in its entirety to read:

          "The Rights Agent shall be liable hereunder to the Company and any other Person only for its own gross negligence, bad faith or willful misconduct. Anything in this Agreement to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Rights Agent has been advised of the possibility of such loss or damage. Any liability of the Rights Agent under this Agreement shall be limited to the amount of fees paid by the Company to the Rights Agent."

          Section 7.  Section 26 of the Agreement (and Section 17 of
          ---------
Amendment #1 of the Agreement) is hereby amended by replacing the address for notice to the Rights Agent as follows:

          "Mellon Investor Services LLC
          44 Wall Street - 6th Floor
          New York, NY 10005
          Attention: Relationship Manager

          with a copy to:

          Mellon Investor Services LLC
          85 Challenger Road
          Ridgefield Park, NJ 07660
          Attention: General Counsel"


          Section 8.  Except as expressly set forth herein, the Rights Agreement
          ---------
shall remain in full force and effect.

          Section 9.  This Amendment may be executed in several counterparts,
          ---------
including by facsimile, each of which shall be deemed to be an original but all of which together shall constitute but one Amendment.

          Section 10.  The validity, interpretation and construction of this
          ----------
Amendment shall be governed by the substantive laws of the State of New Jersey.

                                    *  *  *

                                      10
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          IN WITNESS WHEREOF, this Amendment has been signed by or on behalf of each of the parties hereto as of the day and year first above written.


ATTEST:                                    GUEST SUPPLY, INC.



By:/s/ Paul Xenis                          By:/s/ Clifford W. Stanley
   ----------------------------               ---------------------------------
   Name: Paul Xenis                        Name: Clifford W. Stanley
   Title: Vice President                   Title: President and CEO



ATTEST:                                    MELLON INVESTOR SERVICES LLC



By:/s/ Cynthia Gonzalez                    By:/s/ Deborah Bass
   ----------------------------               ---------------------------------
   Name: Cynthia Gonzalez                  Name: Deborah Bass
   Title: Vice President                   Title: : Assistant Vice President